Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Berkshire Grey, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock	Other	25,250,616(1)	2.09(2)	52,786,160(2)	0.0000927	4,893.28

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$52,786,160		$4,893.28

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,893.28

(1)

Consists of 25,250,616 shares of the Class A common stock of Berkshire Grey, Inc., par value $0.0001 per share (the “Class A common stock”), to be offered by the selling securityholders named in the registration statement to which this exhibit relates (the “Registration Statement”). In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement also covers an indeterminate number of additional shares of Class A common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Class A common stock as reported on The Nasdaq Stock Market LLC on September 1, 2022, which was $2.09.